Consent of Independent Registered Public Accounting Firm

Viggle Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-174481 and No. 333-193254), Form S3 (No. 333-201952) and Form S-8 (No. 333-182978, No. 333-186570 and No. 333-199423) of Viggle Inc. of our report dated September 16, 2015, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP
New York, NY
September 21, 2015